Exhibit 10.1
Execution Copy
CONSULTING AGREEMENT AND RELEASE OF CLAIMS
     This Consulting Agreement and Release of Claims (“Agreement”) is made and entered into by and between Gasco Energy, Inc. (“Company”), and Mark A. Erickson (“Consultant”).
     1. Separation.
          (a) Consultant voluntarily terminated his employment with the Company and its subsidiaries effective as of January 27, 2010. Consultant voluntarily resigned his position as a member of the Board of Directors of the Company and its subsidiaries effective as of January 27, 2010 (the “Separation Date”).
          (b) From the day following Consultant’s signing this Agreement and for a period of nine (9) months following such date (“Consultation Period”), Consultant shall provide consulting services necessary for the transition of Consultant’s duties while he was an employee of the Company, as requested by the Board or the Chief Executive Officer of the Company.
     2. Definitions.
          (a) “Claims” means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction. This term includes causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes any claim for salary, benefits or other compensation. This term includes any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim that is alleged or that could be alleged by Consultant, or on Consultant’s behalf, in any lawsuit or other proceeding. This term includes any claims and rights arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any and all state law counter-parts to such federal statutes.
          (b) “Damages” means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction that is sought or that could be sought by Consultant, or on Consultant’s behalf, in any lawsuit or other proceeding. This term includes actual, incidental, indirect, consequential, compensatory, exemplary, liquidated and punitive damages; rescission; attorneys’ fees; interest; costs; equitable relief; and expenses.
          (c) “Consultant” means and includes Consultant acting individually; in any corporate or other representative capacity; and on behalf of Consultant’s heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns.
          (d) “Released Parties” means and includes the Company, and its past, present and future owners, parents, subsidiaries, affiliates, contractors, and related entities, and all of the foregoing entities’ and persons’ past, present and future directors, officers, employees, shareholders, partners, joint venturers, agents, benefit plans (and each such plan’s fiduciaries, administrators, committees, trustees, sponsors and representatives), insurance carriers, reinsurers,

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underwriters, predecessors, successors, assigns, executors, administrators, and representatives, in both their representative and individual capacities. Each of the Released Parties is an intended beneficiary of this Agreement.
     3. Consideration.
          (a) In consideration for Consultant’s promises herein and provided that the Consultant executes and delivers this Agreement to the Company on or before January 29, 2010 (and does not subsequently revoke this Agreement pursuant to Section 14) and continues to comply with the restrictive covenants set forth in Section 9 of the Employment Agreement by and between Consultant the Company on February 14, 2003, as amended (the “Employment Agreement”), the Company shall:
               (i) Pay Consultant $25,000 for each month of the nine (9) month Consultation Period (the “Consulting Fee”), on the last regular pay date of each calendar month beginning in February 2010 and ending in October 2010. The Company will not withhold from the Consultation Fee any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law, nor will the Company make available to Consultant any of the benefits afforded to employees of the Company; provided the Company may withhold from any compensation or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. Consultant expressly acknowledges and agrees that Consultant is solely responsible for the payment of all income and other taxes earned by Consultant pursuant to this Agreement.
               (ii) Pay Consultant an amount equal to $600,000 in a single lump sum payment no later than 60 days following the Separation Date, plus Consultant’s accrued but unused vacation during his employment with the Company in an amount equal to $15,919.62.
               (iii) Pay Consultant an amount equal to $325,000 in a single lump sum on March 1, 2011.
               (iv) Convey to Consultant certain overriding royalty interests out of the properties set forth on Schedule 1 of Termination and Settlement Agreement entered into by and among the Company, Marc A. Bruner and Consultant (the “Termination and Settlement Agreement”) in the percentage interests set forth under Consultant’s name on Schedule 1 of the Termination and Settlement Agreement. Such conveyance will be pursuant to the terms and conditions of the Termination and Settlement Agreement, on the first business day occurring after the six month period beginning on the date of Consultant’s “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) with the Company (or, if earlier, the date of Consultant’s death). This Agreement shall be deemed to amend the Termination and Settlement Agreement with respect to the timing of the conveyance. If the Consultant determines that additional amendments to the Termination and Settlement Agreement are necessary to effectuate the purposes of this paragraph, the Company shall cooperate and assist with the process of making such amendments. On the first business day occurring after the six month period referenced herein, the Company and/or its successor or assigns, shall also pay Consultant all royalty payments accrued in connection with the overriding royalty interests conveyed to Consultant, for each month from February 1, 2010 up to the date of the conveyance.

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The Company’s obligations and Consultant’s rights under this paragraph shall not be subject to forfeiture under any circumstances, including any claimed breach of this or any other agreement.
               (v) Provide for the accelerated vesting of any options held by the Consultant to purchase the common stock of the Company granted under the Company’s compensatory stock option plans (the “Stock Options”) and the extension of the exercise period of the Stock Options for a period ending on the first anniversary of the Separation Date; provided, however the options to purchase 1,000,000 shares of the Company’s common stock with an expiration date of January 2, 2011 will expire on January 2, 2011.
          (b) The Company will withhold from any amounts payable to the Consultant pursuant to Sections 3(a)(ii), (iii) and (iv) any federal, state or local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
          (c) The consideration set forth in this Section 3 is referred to as “Consideration.”
     4. Release.
          (a) Consultant releases and discharges the Released Parties from all Claims and Damages, including those related to, arising from or attributed to (i) Consultant’s employment with Company and the Employment Agreement (identified in Section 3(a)) and the Termination and Settlement Agreement (identified in Section 3(a)(iv)), (ii) the termination of such employment, and (iii) all other acts or omissions related to any matter at any time prior to and including the date of Consultant’s execution of this Agreement. This Release does not apply to Consultant’s benefit entitlement in accordance with the terms of the Company’s 401(k) plan as a result of his employment with the Company. Nor shall the release apply to Consultant’s rights to continue health insurance coverage under COBRA.
          (b) The Company releases and discharges Consultant from all Claims and Damages, including those related to, arising from or attributed to (i) Consultant’s employment with Company and the Employment Agreement (identified in Section 3(a)) and the Termination and Settlement Agreement (identified in Section 3(a)(iv)), (ii) the termination of such employment, and (iii) all other acts or omissions related to any matter at any time prior to and including the date of the Company’s execution of this Agreement.
          (c) Consultant and the Company understand and expressly agree that, unless expressly excepted, the release in Section 4(a) extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past, present or future, which Claims are arising from, attributable to, or related to Consultant’s employment with the Company, the termination of such employment, or any alleged action or inaction of the Consultant or Released Parties prior to and including the date of the parties’ execution of this Agreement, and that all such Claims are hereby expressly settled or waived.
          (d) Neither the Company nor Consultant shall disparage or make negative comments about the other party; provided that this Section 5(d) shall not apply to comments made to any governmental entity or as required by law.

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          (e) Consultant and the Company agree to re-affirm this Agreement upon the termination of the Consultation Period by again signing this Agreement as provided below and returning a re-affirmed copy of this Agreement to the other party.
     5. Continuing Post-Employment Obligations.
          (a) Consultant acknowledges Consultant’s continuing obligations under Section 9 of the Employment Agreement. Consultant agrees that his obligations under Section 9 remain in full force and effect following the Separation Date. Company acknowledges Company’s continuing obligations under Section 23 of the Employment Agreement. Company agrees that its obligations under Section 23 remain in full force and effect for the period of Consultant’s employment with the Company and following the Separation Date.
          (b) Consultant agrees not to voluntarily disclose to any third person, apart from Consultant’s attorney, tax advisors, financial advisors and institutions, and immediate family, the existence, terms or conditions of this Agreement or to cause any third person to disclose the existence, terms or conditions of this Agreement, except as required by law or compelled by any governmental authority, and shall require all such attorneys, tax advisors and family members to whom disclosure is made by Consultant to comply with the confidentiality provision of this Agreement.
          (c) Consultant agrees to give the Company, through its Chief Executive Officer, notice of Consultant’s intent to disclose the existence, terms or conditions of any Confidential Information (as defined in Section 9.1 of the Employment Agreement) or of this Agreement, within three business days of learning that disclosure will be or has been required by law or compelled by a governmental authority.
          (d) During and following the Consultation Period, Consultant will cooperate with, and assist, the Company in defense of any claim, litigation or administrative proceeding brought against the Company or any other Released Parties, as reasonably requested by the Company. Such cooperation and assistance shall include, but not be limited to, (i) interviews of Consultant by legal counsel for the Company as reasonably requested by such counsel, (ii) Consultant providing documents (or copies thereof) and executing affidavits as reasonably requested by such counsel, (iii) Consultant appearing for depositions, trials, and other proceedings as reasonably requested by such counsel, and (iv) Consultant communicating with any party adverse to the Company, or with a representative, agent or legal counsel for any such party, concerning any pending or future claims or litigation or administrative proceeding solely through legal counsel for the Company. The Company will pay all reasonable out-of-pocket expenses incurred by Consultant in providing such cooperation and assistance, provided such expenses have been pre-approved by the Company. Nothing in this paragraph 5(f) is intended to cause Consultant to testify other than truthfully in any proceeding or affidavit.
          (e) During and following the Consultation Period, the Company will cooperate with, and assist, the Consultant in defense of any claim, litigation or administrative proceeding brought against the Consultant regarding the nature of Consultant’s separation from employment as set forth in Paragraph 1(a), as reasonably requested by the Consultant.

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          (f) The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.
     6. Warranties and Other Obligations of Consultant. Consultant agrees, represents and warrants that:
          (a) The Consideration is not something to which Consultant is otherwise indisputably entitled, is good and sufficient consideration for Consultant’s execution and non-revocation of this Agreement, and is paid by or on behalf of the Released Parties in full satisfaction and settlement of any Claims and Damages.
          (b) Consultant is legally and mentally competent to sign this Agreement.
          (c) Consultant is the sole owner of any Claims that have been or could have been asserted, Consultant has the requisite capacity and authority to make this Agreement, and no portion of any existing or potential Claims has been sold, assigned, pledged or hypothecated by Consultant to any third party.
          (d) Consultant presently possesses the exclusive right to receive all of the Consideration paid in exchange for this Agreement.
          (e) Consultant does not possess any rights or claims to future employment with the Company after the Separation Date, and agrees not to seek employment with the Company. As used in this Section 6(e), “Company” shall include any of its affiliates.
     7. Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Colorado (without regard to any conflicts of law principle which would require the application of some other state law) and, when applicable, the laws of the United States.
     8. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. Any previous agreements with respect to this subject matter are superseded by this Agreement and are of no further force or effect, provided that Consultant’s continuing obligations under the Employment Agreement shall remain in full force and effect according to its terms. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both Consultant and the Company. No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.
     9. Acknowledgment of Terms. Consultant acknowledges that Consultant has carefully read this Agreement; that Consultant has had the opportunity for review of it by Consultant’s attorney; that Consultant fully understands its final and binding effect; that the Company admits to no wrongdoing in connection with Consultant’s employment, the termination of such employment, or any other matter covered by the release in Section 4(a); that this Agreement is intended as a compromise of all Claims which Consultant has alleged or may allege against any of the Released Parties; that the only promises or representations made to

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Consultant to sign this Agreement are those stated herein; and that Consultant is signing this Agreement voluntarily.
     10. Waiver. The failure of either party to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.
     11. Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.
     12. Construction. This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. This Agreement represents a compromise of disputed Claims and is not to be construed as an admission, direct or indirect, against any interest of the parties. The plural includes the singular and the singular includes the plural; “and” and “or” are each used both conjunctively and disjunctively; “any,” “all,” “each,” or “every” means “any and all, and each and every;” “including” and “includes” are each “without limitation;” and “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.
     13. Timing. Consultant acknowledges and agrees Consultant has had a reasonable time to consider this Agreement before executing it. Consultant understands and agrees that payment of the Consideration is contingent upon returning and executed copy of this Agreement to the Company on or before January 29, 2010.
     14. Advice to Consult Counsel. The Company hereby advises Consultant to consult with an attorney prior to executing this Agreement.
     15. Survival. The respective rights and obligations of the parties hereunder (including those contained in Section 9 of the Employment Agreement) shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.
     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
     17. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, as follows:

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If to Consultant:	Mark A. Erickson
1135 E. Kistler Court
Highlands Ranch, CO 80126
303.346.0772 (H)

If to the Company:	Gasco Energy, Inc.
8 Inverness Drive East, Suite 100
Englewood, CO 80112
Fax: (303) 483-0011
Attn: W. King Grant
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
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MARK A. ERICKSON

/s/ Mark A. Erickson
Date: 1/29/10

GASCO ENERGY, INC.

By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	EVP & CFO
	Date:	January 29, 2010

ACKNOWLEDGMENT

STATE OF COLORADO	)
)
COUNTY OF ARAPAHOE	)
     This instrument was signed before me by Mark A. Erickson on this 29th day of January, 2010.

Notary Public in and for
The State of Colorado

My Commission Expires:

RE-AFFIRMATION
     Consultant hereby re-affirms this Agreement and the release contained in this Agreement and, as part of such re-affirmation, acknowledges that the release in Section 4(a) applies to all Claims and Damages arising on or before the date Consultant signs this re-affirmation.

CONSULTANT:

Mark A. Erickson

Date

RE-AFFIRMATION
     The Company hereby re-affirms this Agreement and the release contained in this Agreement and, as part of such re-affirmation, acknowledges that the release in Section 4(a) applies to all Claims and Damages arising on or before the date the Company signs this re-affirmation.

GASCO ENERGY, INC.

By:
Name:
Title:
Date:

Exhibit A - 1